Exhibit 99.1

The First Bancorp Declares Dividend

DAMARISCOTTA, Maine – (BUSINESS WIRE) – September 20, 2012 – The Board of Directors of The First Bancorp (NASDAQ: FNLC), today declared a quarterly dividend of 19.5 cents per share. This third-quarter dividend, which is payable October 31, 2012, to shareholders of record as of October 5, 2012, is equal to the 19.5 cents per share declared in the previous fifteen quarters.
"In the second quarter we posted our best quarterly earnings in the past three years," observed Daniel R. Daigneault, the Company's President & Chief Executive Officer. "Net income in the second quarter broke out of a consistent range of $2.9 million to $3.2 million. Similar results can be seen in asset quality with non-performing assets ending the second quarter at 1.91% of total assets, down from the three-year peak of 2.32% of total assets. A major benefit of these results is our ability to maintain the quarterly dividend at 19.5 cents per quarter or 78 cents per year."
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from three offices in Lincoln and Hancock Counties.
Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
For more information, please contact F. Stephen Ward, the First Bancorp's Treasurer & Chief Financial Officer, at 207.563.3272.